Exhibit 99.1

Aravive Announces First Patient Dosed in Phase 3 Registrational Trial Evaluating
AVB-500 in Patients with Platinum Resistant Ovarian Cancer

Addresses High Unmet Medical Need for Women with Advanced Ovarian Cancer

U.S. FDA Granted Fast Track Designation in 2018

Trial Expected to Enroll 300-400 Patients at Approximately 165 Sites in the U.S. and Europe in Simplified Adaptive Trial Design

Conference Call and Webcast Today at 8:30 a.m. ET

Houston, TX, April 27, 2021 – Aravive Inc. (Nasdaq: ARAV), a clinical-stage oncology company developing innovative therapeutics to treat life-threatening diseases, today announced the Company has dosed the first patient in its Phase 3 trial of AVB-500 in platinum resistant ovarian cancer (PROC). The trial is evaluating the efficacy of AVB-500 in combination with paclitaxel (chemotherapy) and the primary endpoint is progression free survival.

In the Phase 1b clinical trial, AVB-500 was well-tolerated with a favorable safety profile and had promising clinical responses in patients who achieved minimal efficacious concentration (MEC) in a subset analysis, which supported the Phase 3 trial design.

“AVB-500 provides a novel and differentiated approach to target the GAS6/AXL pathway, which we know is commonly overactive in ovarian cancer and responsible for some of the mechanisms of resistance that lead to poor outcomes for patients who have an urgent need for more effective therapies to halt the progression of the disease,” said Katherine Fuh, M.D., Ph.D., Associate Professor, Department of Obstetrics and Gynecology, Division of Gynecologic Oncology, Center for Reproductive Health Sciences, Washington University School of Medicine, St. Louis, MO. “This Phase 3 trial will enable us to evaluate the impact of AVB-500 in improving responses to chemotherapy among women with platinum resistant tumors with the goal of extending patient survival.”

Aravive has simplified the Phase 3 trial’s statistical analysis plan to include a single prospectively defined interim analysis to determine whether randomization will continue with all patients, regardless of prior bevacizumab treatment, or only with patients medically ineligible to receive bevacizumab or who chose not to receive bevacizumab. The final analysis of the primary endpoint preserves the opportunity to evaluate the efficacy in patients who received bevacizumab prior to study entry, as well as those patients who never received bevacizumab. This provides an additional opportunity to be successful in both patient populations, regardless of the results of the interim analysis.

Analysis of pretreatment serum sAXL/GAS6 will be conducted to determine whether it can identify patients who benefit from AVB-500 plus paclitaxel, but it will not be used in an interim analysis to select patients since the Company believes the trial, which is expected to enroll 300-400 patients, is well-powered for the anticipated treatment effect without the need for biomarker enrichment. The primary endpoint of the trial remains progression free survival by RECIST 1.1, a standard method of assessing clinical activity in this patient population and the accepted regulatory endpoint for full approval. The secondary endpoint is overall survival.

“The registrational AVB-500 Phase 3 trial, if successful, should be sufficient to submit a Biologics License Application for PROC. We remain on track to conduct the interim analysis in the first quarter of next year,” said Reshma Rangwala, M.D., Ph.D., Chief Medical Officer of Aravive. “We are pleased to announce the first patient dosing of AVB-500, and we are excited about the meaningful difference AVB-500 may provide for patients with advanced stage difficult-to-treat ovarian cancer. This is an important milestone for the Company, and we remain steadfast in our commitment to bringing safe and differentiated treatment options to the oncology community. We are enthusiastic about our AVB-500 development program, which we believe has significant potential in multiple therapeutic combinations across a broad range of diseases.”

About the Phase 3 PROC Trial

The global, randomized, double-blind, placebo-controlled adaptive trial (GOG-3059/ENGOT OV-66) is designed to evaluate efficacy and safety of AVB-500 at a dose of 15 mg/kg in combination with paclitaxel. The trial is expected to enroll approximately 300-400 patients with high-grade serous ovarian cancer who have received one to four prior lines of therapy at approximately 165 sites in the U.S. and Europe. The primary endpoint for the trial is progression free survival and the secondary endpoint is overall survival. Exploratory endpoints include objective response rate, duration of response, quality of life, clinical benefit rate, pharmacokinetic and pharmacodynamic profile, and sAXL/GAS6 ratio. A prospectively defined interim analysis will determine whether randomization will continue with all patients, regardless of prior bevacizumab treatment, or only with patients medically ineligible to receive bevacizumab or who chose not to receive bevacizumab.  This trial is being conducted in partnership with The GOG Foundation, Inc. (GOG-F), through the GOG Partners program in the USA and in partnership with the European Network for Gynaecological Oncological Trial (ENGOT) groups in Europe. The Phase 3 trial is listed on clinicaltrials.gov NCT04729608.

Conference Call Information

Aravive will host a conference call and webcast at 8:30 a.m. ET today to discuss the trial design for its Phase 3 trial of AVB-500 in platinum resistant ovarian cancer. The conference call may be accessed by dialing (844) 281-9845 (domestic) and (314) 888-4254 (international) and referring to conference ID 5757006. A webcast of the conference call will be available in the Investors section of the Aravive website at https://ir.aravive.com/. The archived webcast will be available on Aravive’s website after the conference call.

About Ovarian Cancer

Ovarian cancer ranks fifth in cancer deaths among women, and it is estimated that there will be approximately 21,410 new cases of ovarian cancer in the United States in 2021. Due to the nonspecific nature of disease symptoms and lack of validated screening tools in the general population, most women present with advanced disease. Although aggressive cytoreductive surgery and platinum- and taxane-based combination chemotherapy can place most patients into remission, disease recurrence manifests in greater than 70% of patients. Ultimately, patients who relapse become platinum-resistant and the identification of effective and tolerable treatment options is considered a high unmet clinical need.

About AVB-500

AVB-500 is a therapeutic recombinant fusion protein that has been shown to neutralize GAS6 activity by binding to GAS6 with very high affinity in preclinical models. In doing so, AVB-500 selectively inhibits the GAS6-AXL signaling pathway, which is upregulated in multiple cancer types including ovarian cancer. In preclinical studies, GAS6-AXL inhibition has shown anti-tumor activity in combination with a variety of anticancer therapies, including radiation therapy, immuno-oncology agents, and chemotherapeutic drugs that affect DNA replication and repair. Increased expression of AXL and GAS6 in tumors has been correlated with poor prognosis and decreased survival and has been implicated in therapeutic resistance to conventional chemotherapeutics and targeted therapies. AVB-500 is currently being evaluated in clinical trials and has been granted Fast Track Designation by the U.S. Food and Drug Administration in platinum resistant recurrent ovarian cancer. Analysis of all safety data to date showed that AVB-500 has been generally well-tolerated with no dose-limiting toxicities or unexpected safety signals.

About Aravive

Aravive, Inc. is a clinical-stage oncology company developing innovative therapeutics designed to halt the progression of life-threatening diseases. Aravive is based in Houston, Texas and received a Product Development Award from the Cancer Prevention & Research Institute of Texas (CPRIT) in 2016. Aravive’s lead therapeutic, AVB-500, is an ultra-high affinity decoy protein that targets the GAS6-AXL signaling pathway associated with tumor cell growth. Aravive successfully completed a Phase 1b trial of AVB-500 in platinum resistant ovarian cancer and has initiated a registrational Phase 3 trial of AVB-500 at a dose of 15 mg/kg.

While the Phase 1b trial of AVB-500 in platinum resistant ovarian cancer was a safety trial and not powered to demonstrate efficacy, all 5 patients in the 15 mg/kg cohort experienced clinical benefit, with 1 complete response, 2 partial responses, and 2 stable disease. The Company is dosing patients in its registrational Phase 3 trial in platinum resistant ovarian cancer and Phase 1b/2 trial in clear cell renal cell carcinoma. For more information, please visit www.aravive.com.

About the GOG Foundation, Inc. (www.gog.org)

The GOG Foundation, Inc. (GOG Foundation) is a not-for-profit organization with the purpose of promoting excellence in the quality and integrity of clinical and translational scientific research in the field of gynecologic malignancies. The GOG Foundation is committed to maintaining the highest standards in clinical trials development, execution, analysis and distribution of results.  The GOG Foundation is the only clinical trialist group in the United States that focuses its research on women with pelvic malignancies, such as cancer of the ovary (including surface peritoneal malignancies), uterus (including endometrium, soft tissue sarcoma, and gestational trophoblastic neoplasia), cervix, and vulva. The GOG Foundation is multi-disciplinary in its approach to clinical trials, and includes gynecologic oncologists, medical oncologists, pathologists, radiation oncologists, oncology nurses, biostatisticians (including those with expertise in bioinformatics), basic scientists, quality of life experts, data managers, and administrative personnel.

About GOG Partners

Supported by industry, GOG Partners has been structured to work directly with pharmaceutical organizations and operate clinical trials outside the National Cancer Institute (NCI) framework. By providing an alternative venue for patient accrual and site infrastructure support, GOG Partners has helped stabilize the national gynecologic clinical trials network.

About ENGOT Groups

ENGOT is a pan-European Network of Gynaecological Oncological Trial Groups supported by and part of the European Society of Gynaecological Oncology (ESGO). ENGOT is a network of national and regional clinical trial units that coordinates and promotes clinical trials within Europe for women with gynaecological cancer. This coordination is particularly relevant for academic clinical trials, translational research, research on rare diseases, and for clinical trials sponsored by industry to perform multinational studies in Europe.

ENGOT consists of 21 European trial groups that perform cooperative clinical trials. ENGOT is a platform that guarantees that the European spirit and culture is incorporated into the medical progress in gynaecological oncology, and that all European patients and countries can participate in an active way in clinical research and progress.

ENGOT's mission is to bring the best treatment to gynaecological cancer patients through the best science and enabling every patient in every European country to access a clinical trial.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions and includes statements regarding enrolling 300-400 patients at approximately 165 sites in the U.S. and Europe in a simplified adaptive trial design, AVB-500 extending patient survival, the registrational AVB-500 Phase 3 trial, if successful, being sufficient to file the Biologics License Application for PROC, remaining on track to conduct an interim analysis in the first quarter of next year, AVB-500 providing a meaningful difference for patients with advanced stage difficult-to-treat ovarian cancer, the trial being well-powered for the anticipated treatment effect without the need for biomarker enrichment and the AVB-500 development program having significant potential in multiple therapeutic combinations in a broad range of diseases. Forward-looking statements are based on current beliefs and assumptions, are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement as a result of various factors, including, but not limited to, risks and uncertainties related to: the Company’s ability to recruit for and enroll the expected number of patients into the Phase 3 trial of AVB-500 in PROC as planned and sufficiently power the trial, the Company’s ability to conduct an interim analysis in the first quarter of next year and file a Biologics License Application for PROC based on the Phase 3 data, the impact of COVID-19 on the Company's clinical strategy, clinical trials, supply chain and fundraising, the Company's ability to expand development into additional oncology indications, the Company's dependence upon AVB-500, AVB-500's ability to have favorable results in clinical trials and ISTs, the clinical trials of AVB-500 having results that are as favorable as those of preclinical and clinical trials, the ability to receive regulatory approval, potential delays in the Company's clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients especially in light of the COVID-19 pandemic; the risk that AVB-500 may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that the Company may encounter difficulties in manufacturing AVB-500; if AVB-500 is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing the Company's intellectual property rights; the Company's reliance on its licensor of intellectual property and financing needs. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2020, recent Current Reports on Form 8-K and subsequent filings with the SEC. Except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Joseph Schepers

VP, Investor Relations, Aravive, Inc.

jschepers@aravive.com

(770) 558-5517